CONTACT:  Jim Allen
                         Tandycrafts, Inc. (817) 551-9600
                         (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE    or
                         Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                         Lambert, Edwards & Associates, Inc. (616) 233-0500

                  TANDYCRAFTS ANNOUNCES FIRST QUARTER RESULTS

FORT WORTH, Texas, October 21, 1999 --Tandycrafts, Inc. (NYSE: TAC) today announced financial results for its fiscal 2000 first quarter ended September 30, 1999.

The Fort Worth, Texas-based consumer products company reported a net loss of $128,000, or $0.01 per share, on net sales of $45.1 million in the fiscal 2000 first quarter, compared with net income of $1.0 million, or $0.08 per share, on net sales of $51.1 million in the same period last year. Net sales from continuing operations increased 8.2 percent over the prior-year quarter, due primarily to the consolidation of Cargo Furniture, Inc.

Revenues from Cargo, combined with a modest increase in sales at the Company's Gifts division, helped offset a 4.2 percent sales decrease versus the year-ago quarter at the Company's Frames and Wall Decor division and a 3.9 percent decrease in sales at the Company's Sav-On office supplies chain. Tandycrafts attributed the sales decline in the Frames and Wall Decor division primarily to the decision of a major customer to delay the placing of orders until the second quarter of fiscal 2000. The Company said order flow from that customer is currently running 17 percent ahead of last year in the second quarter of fiscal 2000. The Company said sales at Sav-On were impacted by increased competition in key markets.

"Our results in the first quarter mask substantial progress in our effort to divest underperforming and unprofitable operations and to invest in those that have strong potential," said Michael J. Walsh, president and chief executive officer of Tandycrafts. "We made several significant steps toward our overall goal of reshaping Tandycrafts as a valued supplier of products for the home and office. We expanded our manufacturing capacity, hired new personnel to enhance our marketing and operational capabilities and sharpened our focus on accountability throughout the organization. These investments of capital and human resources have brought us new opportunities and capacity that will benefit the entire company and help restore long-term profitability."

Tandycrafts reported that consolidated operating income decreased to $436,000 in the fiscal 2000 first quarter, due primarily to higher-than-expected losses at the Company's Licensed Lifestyles unit, which markets sports-related products. Tandycrafts said operating losses at its Cargo Furniture, J-Mar and Tandy Leather Direct units were in line with expectations and were primarily the result of increased investment in personnel and systems to accelerate the turnaround of these units. Operating income was lower in the Frames and Wall Decor division, due mostly to lower sales levels and increased expense related to the launch of the new frame manufacturing facility in Durango, Mexico. Operating income at Sav-On was essentially flat despite lower sales, due to improved margins and better expense management.

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TANDYCRAFTS, INC. /PAGE 2


"All of our operating units are on track with our expectations, with the exception of Licensed Lifestyles," Walsh continued. "Sales were up at our Gifts division versus the same quarter last year, despite a 21.4 percent decrease at our Licensed Lifestyles unit. The increased sales in the Gifts division are due in large part to sales through Tandy Leather Direct (www.tandyleather.com), which is yielding strong initial results. However, costs involved with marketing and merchandising Tandy Leather Direct resulted in lower operating profitability," Walsh said. "Executive management and the board are currently evaluating each of the operations in our Gifts division to determine what role if any they will play in the future of Tandycrafts."

"The Home Furnishings Division, consisting of Cargo Furniture, enjoyed strong sales momentum and is on track with our expectations," said Walsh. "Cargo Furniture is progressing smoothly with its store conversion process, which is yielding strong volume increases at newly converted Cargo Home Collection stores. In addition, Cargo is in the process of strengthening its dealer support through new marketing and merchandising efforts, systems upgrades and a newly hired dealer support manager. The Company is also focusing on designing and developing new products in the growing and underserved niche of children's furniture."

Walsh continued: "Moving forward, both Cargo and Tandycrafts de Mexico will play central roles as we shift toward becoming a consumer-focused company that offers products for the home and office. We are focused on building a strong stable of complementary products and brands that appeal to our core consumer."

"The first quarter continues the progress begun in fiscal 1999, which was a highly productive year for the Company as we focused on strategically positioning Tandycrafts for the future," said Jim Allen, executive vice president and chief operating officer of Tandycrafts. "While we still have some transitional issues to address in the near term, we are poised for the future with a new vision and growth strategy for the Company."

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.



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                               TANDYCRAFTS, INC.
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL HIGHLIGHTS
                         -----------------------------



                                            Three Months Ended
                                        ----------------------------
                                                  (000)

                                        September 30    September 30
                                            1999            1998
                                        ------------    ------------

Net Sales                                $  45,134       $  51,065

Operating Costs & Expenses:
   Cost of Goods Sold                       30,497          34,791
   Selling, General & Administrative        13,131          13,077
   Depreciation and Amortization             1,070           1,079
                                         ---------       ---------
      Total Operating Costs & Expenses      44,698          48,947
                                         ---------       ---------

Operating Income                               436           2,118

Interest Expense, net                          643             492
                                         ---------       ---------

Income (Loss) Before Income Taxes             (207)          1,626
Provision for Income Taxes                     (79)            618
                                         ---------       ---------

      Net Income (Loss)                  $    (128)      $   1,008
                                         =========       =========

Net Income (Loss) Per Share:
      Basic and Diluted                  $   (0.01)      $    0.08
                                         =========       =========

Weighted Average Common Shares:
   Basic                                    12,011          12,472
   Diluted                                  12,011          12,475


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